UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2016

LIFELOGGER TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-186415	45-5523835
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11380 Prosperity Farms Road, Suite 221E, Palm Beach Gardens, FL	33410
(Address of principal executive offices)	(Zip Code)

(416) 907-8976

Registrant’s telephone number, including area code

Former name or former address, if changed since last report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On March 1, 2016, Lifelogger Technologies Corp. (the “Company”) entered into a Debt Settlement Agreement (the “Agreement”) with Glamis Capital SA (“Glamis”). Pursuant to the terms of the Agreement, the parties agreed to settle all of the outstanding debt pursuant to that certain promissory note, as amended (the “Note”) issued by the Company to Glamis on July 20, 2015 in the original principal amount of $200,000, as amended to reduce the principal balance on the face of the Note from $200,000 to $135,000. (the “Debt”). Pursuant to the terms of the Agreement, Glamis converted the Debt, which totaled $142,402.74, including $135,000 of principal and $7,402.74 of accrued and unpaid interest, into a total of 1,808,288 shares of the Company’s common stock (representing a conversion price of approximately $0.07875 per share). The conversion is subject to the ownership limitations contained in the Agreement, which provide that Glamis shall not be entitled to convert its portion of the Note in excess of that portion of the Note upon conversion of which the sum of (1) the number of shares of Company common stock beneficially owned by Glamis and its affiliates and (2) the number of shares of Company commons stock issuable upon the conversion of the portion of the Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by Glamis and its affiliates of more than 4.99% of the Company’s outstanding shares at that time.

The foregoing description of the Agreement is only a brief description, does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 24, 2016, the Company concluded that the previously filed financial statements of the Company included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 did not properly account for the embedded conversion features of its notes payable that was issued in the September 2015 debt financing. Specifically, the Company previously had not bifurcated the embedded conversion option nor presented it as a derivative liability and had not recognized any changes in the fair value of such derivative in the Company’s Consolidated Statements of Operations for time period subsequent to the financing. Instead, the Company had recorded a beneficial conversion feature based upon the intrinsic value difference between the Company’s stock price and the effective conversion rate. The Company has determined that, as prescribed under Accounting Standards Codification 815, Derivatives and Hedging, the embedded conversion option should have been bifurcated and accounted for as a derivative liability on the Company’s Consolidated Balance Sheets because, according to the default terms of the note payable, upon the occurrence of certain default events which are outside the control of the issuer such as maintain timely periodic filings with the SEC and change in control provisions, the conversion price becomes variable (convertible at 52% of the market price). Accordingly, the Company is unable to assert it would have sufficient authorized but unissued shares required to settle the note over the contract period and there is no explicit limit on the number of shares that the note payable can convert into. The Company has determined that the fair value of these embedded conversion option was required to be recorded on the Company’s Consolidated Balance Sheet, and the corresponding changes in fair value were required to be recorded in the Company’s Consolidated Statements of Operations.

During the closing process for our December 31, 2015 Annual Report on Form 10-K, accounting errors were discovered that required restatement of amounts previously reported, related to a note payable that was determined to contain a derivative component that was not reported as such at September 30, 2015.  This error resulted in changes in paid in capital, interest expense, derivative liabilities – notes. The interest on this note was also under accrued resulting in an increase in interest expense and accrued liabilities. We detected an allocation error of consulting fees between consulting – related parties and consulting – other, this error did not change the net loss for the period.  As a result of correcting these errors, our net loss increased by $17,821 for the three months ended September 30, 2015 and the nine months ended September 30, 2015.  We have also reclassified certain amounts to conform to our current period presentation.

As a result of the discovery of this error, on February 24, 2016, the Company concluded that the unaudited consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, should no longer be relied upon. In addition, the Company is reassessing its previous conclusions regarding the effectiveness of internal control over financial reporting and disclosure controls and procedures.

The Company’s management and the Board of Directors have discussed the matters disclosed in this report with the Company’s independent registered public accounting firm.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Debt Settlement Agreement dated March 1, 2016 by and between Lifelogger Technologies Corp. and Glamis Capital SA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOGGER TECHNOLOGIES CORP.

Date: March 7, 2016	By:	/s/ Stewart Garner
Stewart Garner
Chief Executive Officer